2

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       FOR
                              QLINKS AMERICA, INC.

                                    Article I
                                Name and Address

     The name of this corporation is Qlinks America, Inc. Its principal street address is 112 N. Rubey Dr., Suite 180, Golden, Colorado 80403.

                                   Article II
                                     Purpose

         The corporation is organized for any lawful purpose and shall further have unlimited power to engage in and do any lawful act concerning any and all business for which corporations may be organized under the Colorado Corporations Code and any amendments thereto.

                                   Article III
                                Stock Information

         The corporation shall have authority to issue: One Hundred Million (100,000,000) shares of common stock with no par value that shall have unlimited voting rights and Ten Million (10,000,0000) shares of preferred stock for which the Board of Directors shall determine the preferences, limitations, and relative rights prior to issuance.

                                   Article IV
                         Cumulative voting for Directors

         There shall be no cumulative voting for Directors. In the election of directors each shareholder may vote in person or by proxy, all of the shareholder's votes for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote.

                                    Article V
                       Shareholder Actions Without Meeting

         Any corporate action required or permitted to be taken pursuant to applicable law to be taken at a shareholders' meeting may be taken without a meeting if: (1) All of the shareholders entitled to vote thereon consent to such action in writing; or (2) the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take corporate action at a meeting at which the shares entitled to vote thereon were present and voted consent to such action in writing.

                                   Article VI
                     Registered Office and Registered Agent

         The name of the Corporation's Initial Registered Agent and the address of the corporation's initial registered office shall be:

                                William R. Jones
                           112 N. Rubey Dr., Suite 180
                                Golden, Colorado

                                   Article VII
                                Principal Office

         The street address of the corporation's principal office is:

                           112 N. Rubey Dr., Suite 180
                                Golden, Colorado


                                  Article VIII
             Persons or Person Causing this Document to be Delivered

         The name and address of the individual who caused this document to be delivered for filing and to whom the Secretary of State may deliver notice if filing of this document is refused is:

                                William R. Jones
                           112 N. Rubey Dr., Suite 180
                                Golden, Colorado

            The undersigned, a natural person over the age of 18 years, acting as incorporator of a corporation under the Colorado Business Corporation Act, adopts the above Articles of Incorporation.


---------------------------------
William R. Jones